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Exhibit 5

Opinion of Woodford & Martien, P.C. Regarding Legality

Michael J. Woodford
Woodford & Martien, P.C.
1871 Folsom Street, Suite 105
Boulder, Colorado 80302

View Systems, Inc.
9693 Gerwig Lane, Suite O
Columbia, Md. 21046

Re:	View Systems, Inc. SB-2 Registration Statement Item 601(b)(5) Exhibit 5

Gentlemen:

    As counsel to View Systems, Inc. (the "Company"), a Florida corporation, I have examined the Certificate of Incorporation, the By Laws, the Form 10-SB, Form 10-QSB, the minutes of the Company's Board of Directors and Stockholder's meeting and other corporate records, documents and proceedings and have considered such questions of law as I deemed relevant for the purpose of this Opinion as such counsel. In addition, I have also examined the Registration Statement on Form SB-2 (the Registration Statement covering the registration of 1,000,000 Shares of View Systems, Inc. Common Stock and 1,000,000 shares of View Systems, Inc. Common Stock that are either issued (546,000 shares) to existing shareholders or to be issued upon exercise of outstanding warrants (454,000 shares)).

    Based on the foregoing, I am of the legal opinion that:

    (1) The Corporation is a duly organized and validly existing corporation under the laws of the State of Florida, with corporate powers to conduct its business as described in the Registration Statement.

    (2) The Corporation has the authorized capitalization as set forth in the Registration Statement.

    (3) The 1,000,000 Shares that the Company is offering under the Registration Statement and the 546,000 Shares certain selling shareholders are offering under the Registration Statement, as disclosed in the Registration Statement, have been legally authorized and issued and are fully paid and non-assessable.

    (4) The Warrants to purchase 454,000 shares, which shares are being offered under the Registration Statement by the current Warrantholders, have been legally authorized, created and issued, and subject to the payment of the exercise price of $2.00 per share, the shares obtainable upon exercise of the Warrants will be legally issued as a fully paid and non-assessable class of Common Stock.

Yours Most Sincerely,
Michael J. Woodford

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Exhibit 5